Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	*090201*
	Filed in the office of	Document Number
20100965173-54
Filing Date and Time
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Ross Miller Secretary of State State of Nevada	12/23/2010 7:35 AM
Entity Number
C1568-2004

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
IDO SECURITY INC.

2. The articles have been amended as follows: (provide article numbers, if available)
Article 3 is amended to read that the total number of shares that the Corporation is authorized to issue is 60,020,000,000 shares, par value $0.001, and no shares without par value. Of the 60,020,000,000 shares, par value $0.001; (a) 60,000,000,000 such shares shall be shares of Common Stock; and (b) 20,000,000 such shares shall be shares of Preferred Stock, of which 115,000 have been designated as Series A Cumulative Convertible Preferred Stock. The Board of Directors is expressly authorized to issue from time to time all or any shares of Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences (including seniority upon liquidation), relative participating, optional or other special rights, redemption rights, conversion privileges and such qualifications, limitations or restrictions thereof, as shall be adopted by the Board of Directors and set forth herein or an amendment hereto providing for the issuance of such series and to the fullest extent as now or hereafter permitted by these Amended and Restated Articles of Incorporation and the laws of the State of Nevada. Unless a vote of any shareholder is required pursuant to the rights of the (Continued on Attachment)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
  5. Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 3-6-09

ATTACHMENT TO THE CERTIFICATE OF AMENDMENT

holders of a series Preferred Stock, the Board of Directors may from time to time increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series.